Exhibit 99.1

GLOBALINK INVESTMENT INC. Announces the Separate Trading of its Common Stock, Rights and Warrants, Commencing december 22, 2021

NEW YORK, December 21, 2021 / -- Globalink Investment Inc. (Nasdaq: GLLIU) (the “Company” or “Globalink”) today announced that, commencing December 22, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of the Company’s common stock, rights and warrants included in the units.

No fractional rights or warrants will be issued upon separation of the units and only whole rights and warrants will trade. The shares of common stock, rights and warrants that are separated will trade on The Nasdaq Global Market, under the symbols “GLLI,” ‘GLLIR,” and “GLLIW,” respectively. Those units not separated will continue to trade on The Nasdaq Global Market under the symbol “GLLIU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock, rights and warrants. The units began trading on NASDAQ under the ticker symbol “GLLIU” on December 7, 2021. The offering of the units was made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004, or by calling (646) 465-9001, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Globalink Investment Inc.

Globalink is led by Mr. Lim Say Leong (CEO). Globalink is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region, Globalink intends to pursue targets in North America, Europe, South East Asia, and Asia (excluding China, Hong Kong and Macau) in the technology industry, specifically within the e-commerce and payments sectors. The proceeds of the offering will be used to fund such business combination.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Globalink Investment Inc., including those set forth in the Risk Factors section of Globalink Investment Inc.’s registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Globalink Investment Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Globalink Contact:

Lim Say Leong

Globalink Investment Inc.

Telephone: 212-382-4605

Email: sllim@globalinkinvestment.com